Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
MEREDITH CORPORATION

To the Secretary of State of the State of Iowa

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act, Meredith Corporation (the “Corporation”) adopts the following Articles of Amendment to its Restated Articles of Incorporation:

I.    The name of the corporation is Meredith Corporation.

II.    These Articles of Amendment amend the Corporation’s Restated Articles of Incorporation as follows:

Article III(A)(3) of the Corporation’s Restated Articles of Incorporation is amended and restated to read in its entirety as follows:

(3) “If and when dividends on the common stock and class B stock are declared payable from time to time by the board of directors from funds legally available therefor, whether payable in cash, in property or in shares of stock of the corporation, the holders of common stock and the holders of class B stock shall be entitled to share equally, share for share, in such dividends, except that (a) if a share dividend of common stock is declared on the common stock, an equal share dividend of class B stock shall be declared on the class B stock, and if a share dividend of class B stock is declared on the class B stock, an equal share dividend of common stock shall be declared on the common stock and (b) in the case of any dividend or other distribution payable in shares of capital stock of any subsidiary of the Corporation, either (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of common stock or class B stock or (2) on the basis of a distribution of one class or series of securities to holders of common stock and another class or series of securities to holders of class B stock; provided, that the securities so distributed do not differ in any respect other than differences in their rights consistent in all material respects with the differences between the common stock and the class B stock, with holders of shares of class
B stock receiving the class or series having the higher relative voting rights and such voting rights not differing to a greater extent than the corresponding differences in voting rights of the common stock and class B stock, and provided such distribution is otherwise made on an equal per share basis. In no case may a share dividend of class B stock be paid on common stock, nor may a share dividend of common stock be paid on class B stock.”

III.    The above amendment and these Articles of Amendment were duly approved by the shareholders of the Corporation in the manner required by the Iowa Business Corporation Act and by the Restated
Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Company has caused this Articles of Amendment to be signed by a duly authorized officer this 12th day of November, 2020.

MEREDITH CORPORATION

By:	/s/ John S. Zieser
John S. Zieser
Chief Development Officer and
General Counsel